Exhibit 99.1

Contact:	Adam N. Satterfield
Senior Vice President - Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE INCREASES SECOND-QUARTER REVENUE 23.0% TO $1.03 BILLION AND GROWS EARNINGS PER DILUTED SHARE 67.2% TO $1.99

Achieves Company Record Operating Ratio of 78.7%

THOMASVILLE, N.C. - (July 26, 2018) - Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month and six-month periods ended June 30, 2018, which include the following:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In thousands, except per share amounts)	2018	2017	% Chg.	2018	2017	% Chg.
Total revenue	$1,033,498	$839,912	23.0%	$1,958,518	$1,594,008	22.9%
LTL services revenue	$1,018,491	$826,401	23.2%	$1,929,545	$1,566,587	23.2%
Other services revenue	$15,007	$13,511	11.1%	$28,973	$27,421	5.7%
Operating income	$220,481	$160,432	37.4%	$369,821	$268,554	37.7%
Operating ratio	78.7%	80.9%		81.1%	83.2%
Net income	$163,434	$98,418	66.1%	$272,767	$164,210	66.1%
Diluted earnings per share	$1.99	$1.19	67.2%	$3.32	$1.99	66.8%
Diluted weighted average shares outstanding	82,170	82,428	(0.3)%	82,262	82,436	(0.2)%
“Old Dominion Freight Line continued to produce strong financial and operating results for the second quarter of 2018,” remarked Greg C. Gantt, the Company’s President and Chief Executive Officer. “Our financial results reflect the positive yield environment as well as ongoing strength in the domestic economy. We believe the key to our substantial profitable growth, however, is our ability to consistently win market share by delivering superior service at a fair price while also maintaining adequate network capacity. The 23.0% growth in revenue during the second quarter included balanced increases in both volume and yield, which supported our ability to improve our operating ratio by 220 basis points and grow earnings per diluted share by 67.2%.
“Our revenue growth for the quarter was primarily due to a 14.6% increase in LTL tons and a 7.4% increase in LTL revenue per hundredweight, which reflects our continued focus on yield-improvement initiatives that increase individual account profitability. The increase in our LTL tons included increases in LTL shipments and LTL weight per shipment of 11.2% and 3.1%, respectively. LTL revenue per hundredweight, excluding fuel surcharges, grew 4.1% for the second quarter, despite the increase in LTL weight per shipment and a 0.2% decrease in length of haul.

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ODFL Reports Second-Quarter Financial Results

July 26, 2018

“For the second quarter, the quality of our revenue growth and focus on operating efficiency allowed us to improve many of our cost categories as a percent of revenue. While the rising cost of diesel fuel resulted in operating supplies and expenses increasing as a percent of revenue, salaries, wages and benefits improved to 50.5% of revenue compared to 52.6% for the second quarter of last year despite a 16.2% increase in average full-time employees. We believe this increase in new employees was necessary to maintain our best-in-class service standards while also managing a significant increase in volume, and we will continue to hire during the third quarter based on our outlook for continued growth.”
Cash Flow and Use of Capital
Old Dominion’s net cash provided by operating activities was $213.4 million for the second quarter of 2018 and $424.7 million for the first half of the year, up 67.1% and 78.1% from the comparable periods in 2017. The Company had $140.6 million in cash and cash equivalents at the end of the second quarter of 2018, and its ratio of debt-to-total capitalization was 1.8% compared with 4.0% at December 31, 2017.
Capital expenditures were $191.7 million for the second quarter of 2018 and $292.3 million for the first six months of the year. We expect our capital expenditures for 2018 to total approximately $555 million, including planned expenditures of $200 million for real estate and service center expansion projects; $310 million for tractors and trailers; and $45 million for technology and other assets.
Old Dominion returned $40.8 million of capital to its shareholders in the second quarter of 2018 and $68.8 million for the first half of the year. For the first half, this total consisted of $47.4 million of share repurchases and $21.4 million of cash dividends.
Summary
Mr. Gantt concluded, “The strong profitable growth Old Dominion achieved for the second quarter further demonstrates the consistent execution of our long-term business strategy of providing on-time, claims-free service at a fair price. With continued strength in the macroeconomic environment and increasing customer demand, we enter the second half of 2018 focused on further investments in capacity to take advantage of growth opportunities. We believe we are uniquely positioned in the LTL industry for additional growth and are confident in our ability to win additional market share while improving earnings and shareholder value.”
Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through August 26, 2018. A telephonic replay will also be available through August 3, 2018, at (719) 457-0820, Confirmation Number 5482061.
Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, which could negatively impact our total overall pricing strategy and our ability to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including our ability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as recessions, downturns in the economy, global uncertainty and instability, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which may decrease demand for our services; (7) the impact of changes in tax laws, rates, guidance and interpretations, including those related to certain provisions of the Tax Cuts and Jobs Act; (8) increases in driver and maintenance

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ODFL Reports Second-Quarter Financial Results

July 26, 2018

technician compensation or difficulties attracting and retaining qualified drivers and maintenance technicians to meet freight demand; (9) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (10) cost increases associated with employee benefits, including costs associated with employee healthcare plans; (11) the availability and cost of capital for our significant ongoing cash requirements; (12) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (13) decreases in demand for, and the value of, used equipment; (14) the availability and cost of diesel fuel; (15) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (16) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (17) the costs and potential liabilities related to governmental proceedings, inquiries, notices or investigations; (18) the costs and potential liabilities related to our international business relationships; (19) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration (the “FMCSA”) and other regulatory agencies; (20) the costs and potential adverse impact of compliance associated with addressing interoperability between legacy electronic automatic on-board recording devices and electronic logging devices (“ELDs”) that comply with FMCSA’s ELD regulations and guidance; (21) seasonal trends in the less-than-truckload industry, including harsh weather conditions and disasters; (22) our dependence on key employees; (23) the concentration of our stock ownership with the Congdon family; (24) the costs and potential adverse impact associated with future changes in accounting standards or practices; (25) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (26) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (27) the costs and potential adverse impact associated with transitional challenges in upgrading or enhancing our technology systems; (28) damage to our reputation through unfavorable publicity; (29) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (30) dilution to existing shareholders caused by any issuance of additional equity; (31) the impact of a quarterly cash dividend or the failure to declare future cash dividends; (32) fluctuations in the market value of our common stock; (33) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (34) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.
Old Dominion Freight Line, Inc. is a leading, less-than-truckload ("LTL"), union-free motor carrier providing regional, inter-regional and national LTL services through a single integrated organization. Our service offerings, which also include ground and air expedited transportation, are provided through a network of 231 service centers located throughout the continental United States. Through strategic alliances, the Company also provides LTL services throughout North America. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage, supply chain consulting and warehousing.

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ODFL Reports Second-Quarter Financial Results

July 26, 2018

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Second Quarter				Year to Date
(In thousands, except per share amounts)	2018		2017		2018		2017
Revenue	$1,033,498	100.0%	$839,912	100.0%	$1,958,518	100.0%	$1,594,008	100.0%

Operating expenses:
Salaries, wages & benefits	522,249	50.5%	441,904	52.6%	1,023,560	52.3%	858,408	53.9%
Operating supplies & expenses	124,919	12.1%	88,580	10.6%	238,980	12.2%	179,567	11.3%
General supplies & expenses	29,891	2.9%	28,283	3.4%	59,867	3.1%	51,155	3.2%
Operating taxes & licenses	28,165	2.7%	24,961	3.0%	54,953	2.8%	48,983	3.1%
Insurance & claims	11,342	1.1%	9,314	1.1%	22,441	1.1%	18,104	1.1%
Communications & utilities	7,439	0.7%	7,022	0.8%	14,485	0.7%	14,455	0.9%
Depreciation & amortization	56,235	5.5%	50,449	6.0%	109,716	5.6%	100,736	6.3%
Purchased transportation	26,044	2.5%	20,860	2.5%	47,784	2.4%	38,857	2.4%
Building and office equipment rents	1,647	0.2%	1,982	0.2%	3,522	0.2%	4,096	0.3%
Miscellaneous expenses, net	5,086	0.5%	6,125	0.7%	13,389	0.7%	11,093	0.7%

Total operating expenses	813,017	78.7%	679,480	80.9%	1,588,697	81.1%	1,325,454	83.2%

Operating income	220,481	21.3%	160,432	19.1%	369,821	18.9%	268,554	16.8%

Non-operating expense (income):
Interest expense	11	0.0%	642	0.1%	22	0.0%	1,237	0.1%
Interest income	(668)	(0.1)%	(69)	(0.0)%	(1,124)	(0.0)%	(104)	(0.0)%
Other (income) expense, net	(334)	(0.0)%	(431)	(0.1)%	1,965	0.1%	(22)	(0.0)%

Income before income taxes	221,472	21.4%	160,290	19.1%	368,958	18.8%	267,443	16.7%

Provision for income taxes	58,038	5.6%	61,872	7.4%	96,191	4.9%	103,233	6.4%

Net income	$163,434	15.8%	$98,418	11.7%	$272,767	13.9%	$164,210	10.3%

Earnings per share:
Basic	$1.99		$1.20		$3.32		$1.99
Diluted	$1.99		$1.19		$3.32		$1.99

Weighted average outstanding shares:
Basic	82,068		82,319		82,160		82,334
Diluted	82,170		82,428		82,262		82,436

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ODFL Reports Second-Quarter Financial Results

July 26, 2018

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Second Quarter			Year to Date
	2018	2017	% Chg.	2018	2017	% Chg.
Work days	64	64	—%	128	128	—%
Operating ratio	78.7%	80.9%		81.1%	83.2%
LTL intercity miles (1)	174,013	150,991	15.2%	335,202	290,743	15.3%
LTL tons (1)	2,462	2,148	14.6%	4,736	4,118	15.0%
LTL shipments (1)	3,049	2,742	11.2%	5,837	5,265	10.9%
LTL revenue per intercity mile	$5.87	$5.49	6.9%	$5.78	$5.43	6.4%
LTL revenue per hundredweight	$20.74	$19.31	7.4%	$20.46	$19.18	6.7%
LTL revenue per hundredweight, excluding fuel surcharges	$17.94	$17.23	4.1%	$17.76	$17.09	3.9%
LTL revenue per shipment	$334.95	$302.51	10.7%	$332.00	$299.93	10.7%
LTL revenue per shipment, excluding fuel surcharges	$289.69	$269.92	7.3%	$288.24	$267.30	7.8%
LTL weight per shipment (lbs.)	1,615	1,567	3.1%	1,623	1,564	3.8%
Average length of haul (miles)	915	917	(0.2)%	915	918	(0.3)%
Average full-time employees	20,501	17,644	16.2%	20,044	17,578	14.0%

(1) -	In thousands
Note:
Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	June 30,	December 31,
(In thousands)	2018	2017
Cash and cash equivalents	$140,571	$127,462
Other current assets	507,014	457,191
Total current assets	647,585	584,653
Net property and equipment	2,585,708	2,404,459
Other assets	87,789	79,312
Total assets	$3,321,082	$3,068,424

Current maturities of long-term debt	$—	$50,000
Other current liabilities	366,362	301,049
Total current liabilities	366,362	351,049
Long-term debt	45,000	45,000
Other non-current liabilities	427,669	395,521
Total liabilities	839,031	791,570
Equity	2,482,051	2,276,854
Total liabilities & equity	$3,321,082	$3,068,424
Note: The financial and operating statistics in this press release are unaudited.

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